March 15, 2022
Chris Urmson
via Aurora Operations, Inc.
Dear Chris,

This letter agreement (the “Agreement”) is entered into between Chris Urmson (“you”) and Aurora Innovation, Inc. (“Aurora” or “we”), effective as of the date signed below (the “Effective Date”), to confirm the terms and conditions of your employment with Aurora.

1.Title/Position. You will continue to serve as Aurora’s Chief Executive Officer. You also will continue to report to Board of Directors (the “Board”) of Aurora Innovation, Inc., Aurora’s parent (“Parent”) and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned. By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Aurora.

2.Base Salary. Your current annual base salary is $400,000, which will be payable, less any applicable withholdings, in accordance with Aurora’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Compensation Committee of the Board (the “Committee”), as applicable, in its sole discretion.

3.Annual Bonus. Effective for the annual bonus paid in 2023, you will be eligible to receive a target annual bonus equal to 40% of the base salary you were paid by Aurora during the preceding calendar year. This bonus is payable in the sole discretion of the Committee, and will be determined based on your individual and Aurora’s overall performance. It will be subject to all applicable deductions and withholdings, and to the extent permitted by applicable law, you must be employed by Aurora at the time the bonus is paid in order to be eligible to receive it. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee, in its sole discretion.

4.Equity Awards.

a.In the first quarter of 2022, the Committee granted you 2 restricted stock unit awards under Parent’s 2021 Equity Incentive Plan (the “2021 Plan”) covering: (i) 578,239 shares (the “2022 RSUs”); and (ii) 289,120 shares (the “2023 RSUs”). The 2022 RSUs will vest as to 40% on May 20, 2022, and as to 20% quarterly thereafter on Parent’s standard quarterly vesting dates, subject to continued service through each vesting date. The 2023 RSUs will vest as to 25% on May 20, 2023, and 25% quarterly thereafter on Parent’s standard quarterly vesting dates, subject to continued service through each vesting date. All restricted stock units will be subject to the 2021 Plan and form of restricted stock unit agreement thereunder.
b.You will continue to be eligible to receive additional equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to

50 33rd Street • Pittsburgh • Pennsylvania • 15201

time. Your equity awards outstanding as of the Effective Date will continue in effect on their existing terms.

5.Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by Aurora for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. Aurora reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.Proprietary Agreement. Your acceptance of this Agreement confirms that the terms of the Property Information and Inventions Agreement you previously signed with Aurora dated June 9, 2017 (the “PIIA”) still applies.

7.At-Will Employment. Aurora is an “at-will” employer. Your employment with Aurora will be for no specific period of time. Your employment with Aurora will be “at will,” meaning that either you or Aurora may terminate your employment at any time and for any reason, or no reason. Any contrary representations that may have been made to you are hereby superseded. This is the full and complete agreement between you and Aurora on this term. Aurora may modify your job duties, title, compensation and benefits, as well as its personnel policies and procedures from time to time as necessary and in its sole discretion. However, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Aurora (other than you).

8.Miscellaneous. This Agreement, together with the PIIA, and any outstanding equity awards granted to you by Aurora and the applicable award agreements thereunder, constitute the entire agreement between you and Aurora regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and Aurora.

* * * * *

50 33rd Street • Pittsburgh • Pennsylvania • 15201

We’re thrilled for you to continue on the team!
Very truly yours,
AURORA OPERATIONS, INC.
/s/ William Mouat
By: William Mouat
Title: General Counsel, Vice President, Secretary & Treasurer

I have read and accept this confirmatory employment letter
Signature of Employee:
/s/ Chris Urmson
Dated: March 15, 2022
4

50 33rd Street • Pittsburgh • Pennsylvania • 15201